Exhibit 99.1

News Release

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Media Contacts:

In the United States: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

In South Africa: Denis Le Berche, (33) 155 50 13 03, denis.leberche@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. to Acquire Business Operations of InvestData (Proprietary) Limited, Leading Provider of Fund Information in South Africa

CHICAGO, Nov. 21, 2008—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that it has entered into a definitive agreement to acquire the business operations of InvestData (Proprietary) Limited, a leading provider of fund information in South Africa. The companies expect to complete the transaction in the fourth quarter, subject to customary closing conditions. Terms were not disclosed.

“Our acquisition of the InvestData business will increase our global managed funds database by adding South African and Namibian universes and give us a greater presence in South Africa and neighboring countries,” said Denis Le Berche, managing director for Morningstar in South Africa. “One of our growth strategies is to increase our brand and presence in global markets, and this acquisition allows us to develop the Morningstar brand in South Africa.”

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 290,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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